Exhibit 10.39(g)

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.  THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution version

CONFIDENTIAL

AMENDMENT No. 7 TO PURCHASE AGREEMENT DCT-014/2004

This Amendment No. 7 to Purchase Agreement DCT-014/2004, dated as of December 23 , 2004 (“Amendment No. 7”) relates to the Purchase Agreement DCT-014/2004 (the “Purchase Agreement”) between Embraer - Empresa Brasileira de Aeronáutica S.A. (“Embraer”) and Republic Airline Inc. (“Buyer”) dated March 19, 2004 as amended from time to time (collectively referred to herein as “Agreement”). This Amendment No. 7 is between Embraer and Buyer, collectively referred to herein as the “Parties”.

This Amendment No. 7 sets forth additional agreements between Embraer and Buyer relative to, among others things, (i) increase the purchase order to thirty-nine (39) firm Aircraft, twenty-one (21) Conditional Aircraft and 40 Option Aircraft; (ii) update the delivery schedule of all Aircraft; and (iii) include the fourteen (14) Aircraft to be delivered under the colors of Delta Air Lines, Inc. (the “Delta Aircraft”).

Except as otherwise provided for herein all terms of the Purchase Agreement shall remain in full force and effect. All capitalized terms used in this Amendment No. 7, which are not defined herein shall have the meaning given in the Purchase Agreement. In the event of any conflict between this Amendment No. 7 and the Purchase Agreement the terms, conditions and provisions of this Amendment No. 7 shall control.

WHEREAS, in connection with the Parties’ agreement above mentioned, the Parties have now agreed to amend the Purchase Agreement as provided for below:

NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged Embraer and Buyer hereby agree as follows:

1.              Definitions: Article 1.7 of the Purchase Agreement shall be deleted and replaced as follows:

“1.7  “Buyer”: shall mean Republic Airline Inc., an Indiana corporation with its principal place of business at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268, United States, or its assignee pursuant to Article 14.”

2.              Subject:  Article 2 of the Purchase Agreement shall be deleted and replaced as follows:

“Subject to the terms and conditions of this Agreement:

2.1             Embraer shall sell and deliver and Buyer shall purchase and take delivery of thirty-nine (39) Aircraft;

2.2             Embraer shall provide to Buyer the Services and the Technical Publications;

2.3             Buyer shall have the right to purchase up to twenty-one (21) Conditional Aircraft, in accordance with Article 22; and

2.4             Buyer shall have the option to purchase up to forty (40) Option Aircraft, in accordance with Article 23.”

3.              Payment:

3.1                                The third and fourth sentences of the first paragraph of Article 4.1 shall be deleted and replaced as follows:

“Buyer has already paid to Embraer prior to the execution of this Agreement a [*] deposit (the “Initial Deposit”) per Firm Aircraft on order prior to execution of Amendment No. 7 to this Agreement, and Buyer will pay to Embraer an Initial Deposit for each Firm Aircraft added by such Amendment No. 7 within two (2) Business Days after the date of execution by Buyer and Embraer of such Amendment No. 7.   Each Initial Deposit shall be [*] and shall be considered part of the progress payment for each relevant Firm Aircraft.”

3.2                                The penultimate sentence of the last paragraph of Article 4.1 shall be deleted and replaced as follows:

“Any progress payment [*] shall be [*].”

4.  Delivery: The table containing the delivery schedule in Article 5.1 of the Purchase Agreement shall be deleted in its entirely and replaced with the following:

“Firm A/C	Delivery Month	[*]	Firm A/C	Delivery Month	[*]
1	Sep 2004		21	[*]
2	[*]		22	[*]
3	[*]		23	[*]
4	[*]		24	[*]
5	[*]		25	[*]
6	[*]		26	[*]
7	[*]		27	[*]
8	[*]		28	[*]
9	[*]		29	[*]
10	[*]		30	[*]
11	[*]		31	[*]
12	[*]		32	[*]
13	[*]		33	[*]
14	[*]		34	[*]
15	[*]		35	[*]
16	[*]		36	[*]
17	[*]		37	[*]
18	[*]		38	[*]
19	[*]		39	Feb 2006
20	[*]

5.              Conditional Aircraft:

5.1             The opening paragraph of Article 22, the delivery schedule table and the first

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paragraph of Article 22.1 of the Purchase Agreement shall be deleted and replaced by the following:

“Subject to confirmation by Buyer as described below, Buyer shall have the right to purchase up to twenty (20) additional Aircraft (the “Conditional Aircraft”), to be delivered on the last day of the applicable month set forth below or such earlier date in such month specified pursuant to Article 7.1:

Conditional A/C	Delivery Month	Conditional A/C	Delivery Month
1	Mar 2006	12	[*]
2	[*]	13	[*]
3	[*]	14	[*]
4	[*]	15	[*]
5	[*]	16	[*]
6	[*]	17	[*]
7	[*]	18	[*]
8	[*]	19	[*]
9	[*]	20	[*]
10	[*]	21	Dec 2006
11	[*]

22.1                 Buyer’s right to purchase [*] shall be subject to Buyer giving notice to Embraer of its election to purchase [*] on or before [*]. Buyer shall be allowed to confirm the acquisition of all or part of [*].”

5.2.            The second paragraph of Article 22.1 shall remain unchanged.

5.3               The third sentence of Article 22.2 shall be deleted and replaced as follows:

“Buyer has paid to Embraer a [*] deposit per Conditional Aircraft (the “Conditional Aircraft Deposit”) [*].”

6.              Option Aircraft:

6.1 The opening paragraph of Article 23 and delivery schedule table of the Purchase Agreement shall be deleted and replaced by the following:

“Buyer shall have the option to purchase [*], to be delivered on the last day of the applicable month set forth below or such earlier date in such month specified pursuant to Article 7.1:

“Option Aircraft	Delivery Month	Option Aircraft	Delivery Month
01	Jan 2007	21	[*]
02	[*]	22	[*]
03	[*]	23	[*]
04	[*]	24	[*]
05	[*]	25	[*]

Amendment No. 7 to Purchase Agreement DCT-014/2004

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06	[*]	26	[*]
07	[*]	27	[*]
08	[*]	28	[*]
09	[*]	29	[*]
10	[*]	30	[*]
11	[*]	31	[*]
12	[*]	32	[*]
13	[*]	33	[*]
14	[*]	34	[*]
15	[*]	35	[*]
16	[*]	36	[*]
17	[*]	37	[*]
18	[*]	38	[*]
19	[*]	39	[*]
20	[*]	40	Mar 2009”

6.2 Article 23.1 of the Purchase Agreement shall be deleted and replaced by the following:

“23.1           To secure the Option Aircraft, Buyer has [*] per Option Aircraft available under this Agreement [*], and Buyer will [*] for each Option Aircraft added by such Amendment No. 7 [*].”

6.3 Article 23.5 of the Purchase Agreement shall be deleted and replaced by the following:

“23.5           CONFIRMATION OF OPTION AIRCRAFT: The option to purchase [*] shall be exercised in [*] of [*] per group (the “Option Groups”) no later than [*] prior to the delivery of the first Option Aircraft in each group. Each Option Group may be partially or completely exercised by Buyer. Exercise of the option to purchase the Option Aircraft shall be accomplished by means of a written notice from Buyer delivered to Embraer by mail, express delivery or facsimile, return receipt requested.”

7.              Delta Aircraft

7.1               The Delta Aircraft shall [*], except for following:

a)              [*];

b)             [*]

7.2               The Aircraft [*] will not [*].

7.3               . Buyer may [*].  In both cases, [*].

8.  [*]

8.1                   Buyer shall [*].

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8.2                   If Buyer [*].

8.3                   If Buyer [*].

8.4                   Buyer shall [*]:

(a) if Buyer [*]; and

(b) if Buyer [*].

(c) [*].

9.              Attachment E:  Attachment E to the Purchase Agreement shall be deleted and replaced with Attachment E to this Amendment No. 7.

10.       Miscellaneous: All other provisions of the Agreement which have not been specifically amended or modified by this Amendment No. 7 shall remain valid in full force and effect without any change.

[Remainder of page intentionally left in blank]

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IN WITNESS WHEREOF, EMBRAER and BUYER, by their duly authorized officers, have entered into and executed this Amendment No. 7 to Purchase Agreement to be effective as of the date first written above.

EMBRAER – Empresa Brasileira de Aeronáutica S.A.		Republic Airline Inc.

By	/s/ Antonio Luiz Pizano Manso	By	/s/ Bryan Bedford
Name: Antonio Luiz Pizano Manso		Name:	Bryan Bedford
Title: Executive Vice-President Corporate & CFO		Title:	President

By	/s/ Flavio Rimoli	Date:
Name: Flavio Rimoli		Place:
Title: Sr. Vice President Airline Market

Date: December 23, 2004
Place: Sao Jose dos Campos SP, Brazil

Witness:	/s/ Carlos Martins Dutpa	Witness:	/s/ Lars-Erik Arnell

Name: Carlos Martins Dutpa		Name: Lars-Erik Arnell

Acknowledged and agreed by Republic Airways Holdings Inc., with respect to its obligations under [*], and with respect to all terms of this Amendment No. 7, Amendment No. 2 to the Letter Agreement and all previous amendments in its capacity as “Guarantor” pursuant to the Guaranty by it to Embraer dated March 19, 2004.

Republic Airways Holdings Inc.

By	/s/ Bryan Bedford
Name:	Bryan Bedford
Title:	President

Date:
Place:

Witness:	/s/ Lars-Erik Arnell

Name:	Lars-Erik Arnell

[*]

[*]

[*]

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ATTACHMENT “E” - DIRECT MAINTENANCE COST GUARANTEE

I.                 Embraer, subject to the terms, conditions and limitations contained in this Attachment, shall guarantee the incurred direct maintenance cost (the “Maintenance Cost Guarantee”) for the fleet of Aircraft subject of the Purchase Agreement as follows:

a.                  The Maintenance Guarantee for the Aircraft shall be for the period that begins at [*] (“Guarantee Term”). [*]

b.                 For the first [*] period commencing with the first Aircraft Actual Delivery Date, the Achieved cumulative Maintenance Cost - AMC for replacement, repair, overhauls and inspections of Buyer’s Aircraft, shall not exceed a Maintenance Cost Guarantee (“MCG1”) rate of:

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

c.                  For the first [*] period commencing with the first Aircraft Actual Delivery Date, the Achieved cumulative Maintenance Cost - AMC for replacement, repair, overhauls and inspections of Buyer’s Aircraft, shall not exceed a Maintenance Cost Guarantee (“MCG2”) rate of:

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

d.                 The [*] shall be [*] in accordance with [*].

e.                  Measurement will be computed annually on the anniversary date of [*]. The results will be reconciled year by year until [*].

f.                    In the event at the end of each annual measurement period, the AMC is higher than the MCG, Embraer shall provide [*] to Buyer as provided for below: [*]

[*]

g.                 Buyer shall use [*] efforts to calculate and submit to Embraer the AMC quarterly, in electronic format, [*] after the end of each quarter during the Guarantee Term. In the event that Buyer fails to submit such data to Embraer as described in the preceding sentence, Embraer shall send a written notice to Buyer requesting such data, and the guarantee contained in this Attachment shall terminate in the event Buyer fails to submit the AMC to Embraer within [*] of such written notice.

The Parties shall use [*] efforts to reach an agreement over the data annually within [*] after the submission of AMC in regard to any fourth quarter. In the event that the AMC contains [*] that is out of the reasonable control of [*], the Parties shall also discuss the reasons for such [*] and whether it should be included in the calculation of the AMC. Any credit amount will be credited to

Attachment E to Purchase Agreement DCT-014/2004

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Buyer [*] after the agreement regarding the annual period. Such credit may be used by Buyer only toward [*].

h.                 This Maintenance Guarantee is based upon the following assumptions, and any change to the assumptions shall result in an appropriate recalculation of the MCG rate specified in items “b” and “c” above, at Embraer criteria.

Fleet Size 01: A minimum fleet size of [*] Aircraft delivered in accordance with Article 5 of the Purchase Agreement.

Fleet Size 02: A minimum fleet size of [*] Aircraft delivered in accordance with Article 22 of the Purchase Agreement.

Assumptions [*]

•                  Economic condition: [*].

•                  Utilization: The guarantee covers a minimum of [*] flight hours per cycle, [*] APU hour per flight hour plus or minus [*] APU hour per flight hour and [*] APU cycle per flight cycle plus or minus [*]APU cycle per flight cycle. Buyer’s fleet-wide average annual Aircraft utilization shall be [*]flight hours, plus or minus [*].

•                  Labor rate: [*] per man-hour [*].

•                  Maintenance Review Board Report: MRB 170.

•                  [*]

i.                     The following are the elements covered under this Maintenance Guarantee:

1.          Material cost for non-repairable parts purchased from or through Embraer and / or Embraer approved vendors.

2.          Overhaul/repair costs incurred at Embraer approved repair facilities.

3.          Expendable which can be accounted for on an unit basis, i.e. filters, gaskets, excluding wire, rivets, nuts, bolts, washers, pins, brackets, tie wraps.

4.          Parts and materials consumed through scheduled maintenance according to the Maintenance Review Board Report (MRB).

j.                     The following elements are not covered under this guarantee:

1.          Costs associated with taxes, levies, imposts, customs fees.

2.          Shipping, receiving, ferry, packing, storage, warehousing and insurance expenses.

3.          General administrative and overhead expenses.

4.          Restoration expenses incurred due to damage to or failure of Aircraft, components or parts caused by accident, incident, FOD or Acts of God, negligence, abuse, misuse and/or maintenance errors.

5.                   When the Aircraft or any of its parts has/have been altered or modified by Buyer, without prior approval from Embraer or from the manufacturer of the parts through a service bulletin, provided such approvals have not been unreasonably withheld.

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6.                   Consumables including but not limited to fluids, water, oils, sealants, washing compounds, cleansers, solvents, and lubricants.

7.                   Labor costs (excluding the [*] related to [*] service bulletins implementation, provided that [*] have been [*] in writing [*] in order [*].

8.                   Normal line operations activities (i.e. Aircraft servicing) including but not limited to walkaround (i.e. visual inspection), fueling, parking, washing, lavatory servicing and gallery servicing.

9.                   Service bulletins and or airworthiness directives.

10.             Parts or components returned from vendors with “no-fault” found, i.e., re-certification charges without any repair and associated labor. Any part removed and replaced from an Aircraft which does not solve the Aircraft problem (poor troubleshooting) and associated labor.

11.             Leasing or loan fees related to the aircraft or any of its parts which are being used in place of an unserviceable unit.

12.             Any part supplied on a “no-charge basis” or for which a warranty credit or replacement part has been supplied.

13.             Aircraft downtime costs.

14.             Any parts that are changed during scheduled or unscheduled maintenance, due to failure, which are still under the warranty period and, are not submitted to Embraer or the suppliers for warranty credit.

15.             Cabin equipment and furnishing materials, such as but not limited to carpets, seat covers, galley equipment and passenger commodities.

16.             Spare parts prices that exceed the prices obtainable from Embraer, provided, in the event that [*] may [*] and [*] will reasonably agree on [*].

17.             In cases of deterioration, wear, breakage, damage or any other defect resulting from the use of inadequate packing methods when returning items to Embraer or its representatives.

18.             Maintenance problems caused by Buyer’s negligence or misuse of parts or Buyer’s failure to take all maintenance actions on the Aircraft as recommended in all applicable maintenance manuals.

19.             Maintenance problems involving Aircraft or parts that has / have been involved in an accident, or when parts either defective or not complying to manufacturer’s design or specification have been used.

20.             Maintenance problems involving parts that have had their identification marks, designation, seal or serial number altered or removed.

21.             Extraordinary costs incurred as a result of any labor disruption or dispute involving a significant work action that affects in whole or part the Aircraft’s normal operation or maintenance.

22.             Engines, related parts and related LRU costs.

23.             Nacelle and Thrust Reverser.

24.             BFE (Buyer Furnished Equipment) and / or BIE (Buyer Installed Equipment) costs.

25.             Maintenance reserves.

26.             GSE (Ground Support Equipment) costs.

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II.             The foregoing maintenance guarantee is provided subject to Buyer’s adherence to the following general conditions:

a.                    Airplane Operation: Aircraft shall be operated in airline service in accordance with the applicable Air Authority regulations and as recommended by Embraer through the official and updated Operations and Airplane Flight Manual.

b.                   Inspection Program: The Aircraft shall be maintained in accordance with the current Maintenance Review Board Report – (MRB), and the checks shall in no event occur at a time [*]Buyer’s Maintenance Program must have provisions for escalating the checks interval as soon as the applicable Air Authority allows. Buyer’s program should also include the use of task cards to assist the maintenance personnel in performing inspection task.

c.                    Aircraft Manuals: Buyer shall keep a complete set of Embraer recommended manuals up-to-date and available to airline personnel for assisting them with the maintenance and operation of the Aircraft. A set of recommended manuals or a electronic link to the data should be available at all maintenance bases (line or heavy) and shall be maintained with the latest revisions at all times.

d.                   Warranty: Buyer shall have at minimum, one person which will be dedicated to the. Aircraft warranty program. This person(s) will be trained by Embraer warranty department on the correct procedures for filing Buyer warranty claims in accordance with mutually agreed format. This person(s) shall also be responsible for the filing of warranty claims directly to suppliers for credit, repair or replacement.

e.                    Parts Repair: All shop repairs shall be performed in Embraer’s or Embraer’s suppliers’ authorized repair shops.

f.                      Staff levels: Buyer shall have available reasonable staff to properly maintain the Aircraft during scheduled and unscheduled maintenance. This shall include, but not be limited to, mechanics, electricians, avionics specialists, inspectors, cleaners, ground personnel and flight crews licensed or certified by the applicable Air Authority as required by the applicable Air Authority regulations.

g.                   Training: Buyer is required to put in place a training program approved by the local airworthiness authority, which, at a minimum, shall include the following items:

1.                   initial and recurrent training for pilots in the Aircraft;

2.                   initial and recurrent training for flight attendants in the Aircraft; and

3.                   initial and recurrent training for the maintenance staff (airframe, powerplant, electric avionics specialists) in the Aircraft.

A reasonable number of maintenance specialist will require supplier’s training.

Buyer is required to train to the above standards a reasonable number of new hired employee who will work in or on the Aircraft.

h.                 Spare Parts Limitation: Spare parts price shall not exceed the prices obtainable from Embraer. In the event that Embraer cannot supply a part to Buyer in a

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reasonable time frame, Embraer may authorize the purchase of such part by Buyer from a third party at a price in excess of Embraer’s price, Embraer and Buyer will mutually agree on the portion of such price to be included in this guarantee provided Buyer maintained the minimum stock level recommended by Embraer.

i.                       Buyer will be required to provide Embraer an every three month service bulletin status report, containing service bulletin number, Aircraft serial number, Aircraft total time and total cycles.

j.                       Ground Support Equipment: Embraer shall provide Buyer a list of tooling and ground support equipment required to maintain the Aircraft, this list shall be subject to Buyer’s reasonable approval. Buyer will be required to maintain these levels of required tooling and ground support equipment in good working order at all times.

k.                    Reliability Reporting: Buyer is to provide monthly to Embraer a Aircraft reliability report. This report shall include Aircraft total time and cycles, component removals, shop finding reports and tear down reports (for each failure completed) by authorized agencies and SDR’s (Service Difficult Report) with date, Aircraft registration, problem description, maintenance action, and part number and serial number of the components removed and installed. Buyer shall use the ATA 100 chapter breakdown format for all reports.

l.                  Accounting System:

1.                   Buyer shall have an accounting system, subject to Embraer’s reasonable approval, which demonstrates the ability to discriminate between chargeable and non-chargeable costs and expenses. Buyer’s accounting system shall be presented to Embraer, upon Embraer’s written request, [*] before [*]

2.                   Upon Embraer’s written request, Buyer shall also provide on a [*] basis an activity and expenditure report satisfactory to Embraer, in electronic format and in accordance with Embraer’s Service News Letter for data exchange.

3.                   Upon Embraer’s written request, Embraer and Buyer may convene frequently meetings to address issues concerning the AMC and to identify methods to decrease Buyer’s maintenance costs. At a minimum, Embraer and Buyer shall have two meetings per year to confirm and compute all costs claimed by Buyer. Buyer shall permit Embraer access to all Buyer data which can be used to verify any reports produced pursuant to this Attachment.

m.                 Duplicated Guarantee: If Buyer negotiates directly with any of Embraer’s suppliers/vendors a particular maintenance cost guarantee or equivalent program (including fleet hour agreements), or an alternative support program with Embraer, the Parties shall negotiate in good faith and agree on the portion of cost related to this equipment/system that shall be excluded from the MCG rate, specified in Article I.b and I.c, and shall result in an appropriate recalculation of the MCG.

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III.         Buyer shall not unreasonably reject Embraer’s recommendations, changes or solutions to elements of maintenance that would result in cost savings, as reasonably determined by the Parties.

IV.         EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT THE GUARANTEES, OBLIGATIONS AND LIABILITIES OF EMBRAER, AND REMEDIES OF BUYER SET FORTH IN THIS AIRCRAFT MAINTENANCE COST GUARANTEE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER RIGHTS, CLAIMS, DAMAGES AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY GUARANTEED LEVEL OF AIRCRAFT MAINTENANCE COSTS.

V.             The guarantee hereby expressed is established between Embraer and Buyer and it cannot be transferred or assigned to others, unless stated in this Agreement or by previous written consent of Embraer.